Exhibit 8.2

March 29, 2021

MDC Partners Inc.

One World Trade Center, Floor 65

New York, NY 10007

Ladies and Gentlemen:

We have acted as counsel to MDC Partners, Inc., a Canadian corporation (the “Company” or “MDC Canada”), in connection with the Proposed Transactions, including the Redomiciliation of MDC Canada into a new corporation organized under the laws of the State of Delaware in the United States of America (“MDC Delaware”) and the Holding Company Reorganization. All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Proxy Statement/Prospectus dated February 8, 2021 (the “Proxy Statement/Prospectus”).

At your request, and in connection with the filing of the Proxy Statement/Prospectus, we are rendering our opinion regarding certain U.S. federal income tax consequences of the Redomiciliation and Holding Company Reorganization.

For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificate of the officer of MDC Canada dated the date hereof (the “Officer’s Certificate”), and have assumed that such factual statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Proxy Statement/Prospectus and the documents referenced therein and such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) the description of the Proposed Transactions set forth in the Proxy Statement/Prospectus represents the entire understanding of the Company with respect to the Proposed Transactions and there are no other written or oral agreements regarding the Proposed Transactions other than those expressly referred to in the Proxy Statement/Prospectus; (2) each agreement referenced in the Proxy Statement/Prospectus to effect the Proposed Transactions will be consummated in accordance therewith and as described therein (and no transaction or condition described therein and affecting this opinion will be waived or modified); (3) neither the Company nor any of its affiliates is or will be a party to any oral or written agreement relating to the Proposed Transactions that may cause any of the statements and representations set forth in the Officer’s Certificate to be untrue, incorrect, or incomplete in any respect; and (4) MDC Canada, MDC Delaware, New MDC, OpCo and their subsidiaries will treat the Redomiciliation and Holding Company Reorganization, for United States federal income tax purposes, in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Proxy Statement/Prospectus or the documents referenced herein, our opinion as expressed below may be adversely affected.

Our opinion relates solely to the specific matters set forth below, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Proposed Transactions. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind, including upon the Internal Revenue Service or the courts. Accordingly, there is no assurance that the Internal Revenue Service or a court will not take a contrary position to those expressed in this opinion. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof, including if such change applies retroactively.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Considerations for MDC Canada Shareholders” we are of the opinion that, under current U.S. federal income tax law:

(1)	the Redomiciliation should qualify as an “F reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

(2)	the Holding Company Reorganization should qualify as an “F reorganization” within the meaning of Section 368(a)(1)(F) of the Code; and

(3)	the discussion under the headings “Material U.S. Federal Income Tax Considerations for MDC Canada Shareholders—U.S. Tax Consequences of the U.S. Domestication to U.S. Holders” and “—U.S. Tax Consequences of the U.S. Domestication to Non-U.S. Holders” in the Proxy Statement/Prospectus, insofar as it expresses conclusions as to the application of U.S. federal income tax law to the MDC Canada Shareholders addressed therein, should be the U.S. federal income tax consequences to such MDC Canada Shareholders resulting from the Redomiciliation, provided, that, we express no opinion regarding the discussion under the headings “—All Earnings and Profits Amount” and “—Passive Foreign Investment Company Status” contained therein.

The opinion expressed herein is being furnished in connection with the filing of the Proxy Statement/Prospectus and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Proxy Statement/Prospectus and to the references to this opinion in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Corey Goodman
Corey Goodman, a Partner

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